Exhibit 99.1

News Release — October 12, 2007
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial announces regular 4th Quarter dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.26 per share regular cash dividend for the fourth quarter of 2007.   This compares to a $.25 per share regular cash dividend for the fourth quarter of 2006, representing a 4.0% increase.

Total regular cash dividends paid during 2007 will be $1.03 per share, compared to $.99 per share paid during 2006, an increase of 4.0%.  The fourth quarter cash dividend will be paid on November 30, 2007 to shareholders of record at the close of business on November 9.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of over $820 million.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-four community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro.